Exhibit 10.3


                              NORWOOD H. DAVIS, JR.

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                   (As amended and restated September 16, 1998)

            This Agreement is made as of the 16th day of September, 1998, between TRIGON INSURANCE COMPANY, a Virginia corporation (the "Company"), and NORWOOD H. DAVIS, JR., of Richmond, Virginia ("Executive").

                                 R E C I T A L S
            Executive has been employed by the Company or its affiliates since April 1, 1968. Since April 1, 1981, Executive has served as Chief Executive Officer of the Company or of its affiliate, Consolidated Healthcare, Inc. The Company and Executive are parties to an agreement dated January 2, 1998 (the "Prior Agreement"). The parties desire to amend and restate the Prior Agreement in the manner herein set forth.

            NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties agree as follows:

                                    ARTICLE 1
                                   EMPLOYMENT

            1.1 Employment. The Company hereby employs Executive as Chairman of the Board and Chief Executive Officer of the Company. Executive shall have the powers, duties, and responsibilities that are customary to the position of Chief Executive Officer and shall preside at all meetings of the Board of Directors of the Company. Subject to approval by the Board, Executive shall select the officers of the Company and each of its affiliates. Executive shall devote his full business time and efforts to the business and affairs of the Company and its affiliates; provided, however, that this provision shall not preclude Executive from serving as a director of any other corporation or other organization involving no conflict of interest with the interests of the Company. All such directorships shall be disclosed to and reviewed by the Executive Committee of the Company.
            1.2 At Will Employment. Executive's employment hereunder is at will. Executive may resign at any time, and the Company may discharge Executive at any time, with or without cause.

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                                    ARTICLE 2
                            COMPENSATION AND BENEFITS

            2.1 Base Salary. Executive's base salary for 1998 has been determined by the Board of Directors upon recommendation from the Chair of the Human Resources Committee.
            2.2 Incentive Compensation. Executive shall also be eligible for an award of incentive compensation each year.
            2.3 Annual Reviews. Effective each January 1 during the term of this Agreement, the Chairmen of the Executive and Human Resources, Compensation and Employee Benefits Committees will review Executive's performance as Chief Executive Officer and will recommend to the Board (i) such annual increase in base salary as may be appropriate and in accordance with the Company's regular salary administration program and (ii) such award of incentive compensation for the prior year as may be appropriate. The Board will determine such annual increase in base salary and such award of incentive compensation.
            2.4 Participation in Employee Benefit Plans. While employed by the Company, Executive shall be entitled to participate in the Company's Non-Contributory Retirement Program, the Employees' Thrift Plan, the split-dollar life insurance program, the group health insurance program, the group term life insurance program, and the disability insurance program. In addition, the Company shall provide to Executive an automobile and gasoline allowance, tax and financial planning services, and reimbursement for club dues and other business expenses.

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                                    ARTICLE 3
                                   DISABILITY

            3.1 Supplemental Disability Payment. If Executive becomes disabled while employed by the Company and is entitled to receive benefits under the Company's Long-Term Disability Program, then the Company will pay to Executive a Monthly Supplemental Disability Benefit (as hereinafter defined) for so long as Executive is entitled to receive disability payments under the Company's Long-Term Disability Program (or under any similar disability program maintained by the Company). The amount of the Monthly Supplemental Disability Benefit shall be equal to the difference between (i) one-twelfth (1/12) of sixty percent (60%) of Executive's annual base salary for the year in which Executive becomes disabled and (ii) the amount of the monthly disability benefit payable to Executive under the Company's Long-Term Disability Program.


                                    ARTICLE 4
                  SEVERANCE PAYMENT AND EMPLOYMENT BENEFIT TRUST

            4.1   Severance Payment.

                  (a) Upon a Termination Event, as defined in Section 4.1(b) below, the Company will pay the Severance Payment, as defined in Section 4.1(c) below, to Executive.
                  (b) The term Termination Event shall mean the following: (i) the termination of Executive's employment with the Company for any reason other than by reason of Executive's resignation; and (ii) the termination of Executive's employment with the Company by reason of Executive's resignation but only if Executive shall have given the Company at least six (6) months prior written notice of such resignation. The term Termination Event shall not include the termination of Executive's employment with the Company by reason of Executive's resignation if Executive shall not have given the Company at least six (6) months prior written notice of such resignation.
                  (c) The term Severance Payment shall mean a payment in cash equal to four times the Applicable Compensation of Executive as defined in
Section 4.1(d) below.

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                  (d) The term Applicable Compensation of Executive shall mean the highest amount of compensation (as defined in Section 4.1(e) below) earned by Executive for any one of the three full calendar years ended immediately preceding the Termination Event.
                  (e) The Compensation earned by Executive for any calendar year shall mean (i) the amount of Executive's annual base salary for such calendar year, without any reduction for any amounts that Executive may have deferred under the Company's 401(k) Plan, 401(k) Restoration Plan, Deferred Benefit Plan for Officers, or otherwise, (ii) the amount of any cash bonus or cash incentive award (annual, long-term, or otherwise) that is earned for a period of performance ending in such calendar year, even though such bonus or award may be paid after such calendar year, and (iii) the fair market value (determined as of the date of the award) of any bonus or incentive award (annual, long-term, or otherwise) that is made in property other than cash and that is earned for a period of performance ending in such calendar year, even though such bonus or award may be made after such calendar year. For purposes of clause (iii) of the preceding sentence, (i) the granting or vesting of stock options shall not be deemed to be a bonus or incentive award, and (ii) in the case of any bonus or incentive award made in restricted stock of the Company, the fair market value of such stock shall be determined without regard to the restriction.
            4.2 Establishment of Employment Benefit Trust. The Company has established an Employment Benefit Trust (the "Trust") for the benefit of Executive and other key executives of the Company. The form of Trust Agreement is attached as Exhibit A. In order to provide benefits to Executive, the Company has transferred to the Trust the assets and amounts specified in paragraph 4.3 and has instructed the trustee of the Trust to maintain such assets and amounts in a separate account for the benefit of Executive (the "Account").

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            4.3   Assets and Amounts Transferred to the Trust.
                  (a) Prior to the execution of the Prior Agreement, the Company transferred to the Trust all of the assets held in the account established for Executive under the Agreement between the Company and Executive dated December 12, 1990, and certain additional amounts that were authorized by the Board of Directors on December 9, 1992, and were transferred to the Trust on or about June 22, 1993.
                  (b) The strategy of the Company is to expand by acquiring, merging, or affiliating with other Blue Cross and Blue Shield plans, insurance companies, and managed care companies. If the Executive Committee or the Board of Directors determines that Executive's duties have expanded because of such acquisitions, mergers or affiliations or for other reasons, then the Executive Committee or the Board of Directors may make additional contributions to the Trust in recognition of such expanded duties.
            4.4 Investment of Amounts Transferred to the Trust. The Company shall from time to time appoint an investment manager (the "Investment Manager") to invest and manage the assets of the Trust. The initial Investment Manager will be James W. Copley, Jr., President, Consolidated Investment Corporation. The Company, acting through the Investment Manager, shall have sole discretion to select investments for the Trust. Annually, the Investment Manager will report the investments made in the Trust to the Chairman of the Executive Committee and will confer with him about the investment policy for the Trust. Executive shall have no right to have any particular investment made in the Trust. The Company shall bear all risk of gain or loss with respect to the investments made in the Trust. Such gains or losses shall not affect the amount of the Severance Payment.
            4.5 Fees, Expenses, and Taxes. The Company shall pay the fees and expenses of the Investment Manager for its services and the fees and expenses of the trustee of the Trust for its services. All fees, commissions, and expenses resulting from transactions made in the Trust shall be paid from assets held in the Trust to the extent such assets are available, but if such assets are insufficient to pay such sums, such sums shall be paid by the Company from its other funds. Income taxes incurred by the Company as the result of transactions made in the Trust shall be paid by the Company and shall not be charged to the Trust.

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            4.6   Distribution of the Assets in the Trust.
                  (a) Upon the happening of a Termination Event, the trustee of the Trust may either (i) transfer assets held in the Trust for Executive's Benefit to Executive in kind to the extent of the Severance Payment; or (ii) sell all or any part of such assets and distribute the sales proceeds to Executive to the extent of the Severance Payment. If any asset distributed to Executive in kind does not have a readily ascertainable fair market value, the Company may at its expense have such asset appraised by an independent appraiser, and the Company and Executive agree to be bound by such appraisal for all purposes under this Agreement (including federal and state income tax filings). To the extent the value of such assets transferred to Executive in kind or such proceeds distributed to Executive (as the case may be) is insufficient to fund the Severance Payment, the Company shall pay the balance of the Severance Payment to Executive in immediately available funds. To the extent that the value of such assets or such proceeds distributed to Executive or such proceeds (as the case may be) exceeds the Severance Payment, such assets or such proceeds (as the case may be) shall be distributed to the Company. If the Termination Event is the result of the death of Executive, then the distribution under this paragraph shall be made to Executive's personal representative.
                  (b) In consideration of the Severance Payment to Executive, Executive agrees that he will not, prior to the expiration of four (4) years following the termination of his employment, become an officer, director, or employee of, or consultant to, or 10% or more owner of, any entity that competes with the Company in any business in which the Company is engaged as of the date of the termination of Executive's employment; provided, however, that if the Company terminates Executive's employment without cause, then this covenant not to compete shall not be applicable. For purposes of this Agreement, termination without cause means termination for any reason other than continued neglect by Executive of his duties hereunder or willful misconduct by Executive in the performance of his duties hereunder. Executive agrees that in the event of a breach by Executive of this covenant not to compete, the Company's remedies at law will be inadequate and that the Company will be entitled to appropriate equitable relief, including an injunction restraining such breach. If Executive so requests, the Executive Committee is authorized to determine, by written communication to Executive, that a particular activity that Executive proposes to engage in does not constitute competition with the Company within the meaning of this paragraph and such determination shall be conclusive and binding on the parties to this Agreement.

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            4.7 Beneficial Ownership. Unless and until the assets held in the
Account are distributed to Executive pursuant to Section 4.6(a) of this Agreement, beneficial ownership of all assets in the Account shall remain with the Company, and Executive shall have no property interest in any such assets.

                                    ARTICLE 5
                 RETIREMENT AND SUPPLEMENTAL RETIREMENT BENEFITS

            5.1 Normal Retirement. If Executive's employment with the Company has not sooner terminated, then he shall retire as of the end of the month in which he attains the age of 61 (that is to say, on March 31, 2001).

            5.2 Early Retirement. Executive may at his option elect early retirement effective as of the end of any month following the date on which he attains the age of 56 (that is to say, beginning March 31, 1996) by giving the Company written notice of such election at least one hundred twenty (120) days before the effective date of such retirement.

            5.3 Participation in Existing Retirement Programs. Executive is a participant in the Company's Non-Contributory Retirement Program (herein referred to as the "Retirement Program") and in the Company's Supplemental Retirement Program for Certain Employees (herein referred to as the "Supplemental Retirement Program").

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            5.4 Enhanced Supplemental Retirement Benefit at Normal Retirement.
If Executive's continuous employment with the Company continues until March 10, 2001, then in addition to the benefit that Executive receives under the Supplemental Retirement Program, the Company shall pay to Executive a nonqualified unfunded supplemental retirement benefit (the "Enhanced Supplemental Retirement Benefit") in the amount described below. The amount of the Enhanced Supplemental Retirement Benefit shall be equal to the difference between (i) the retirement benefit that Executive would have received under the Retirement Program if (a) earnings used in computing benefits under the Retirement Program included nonqualified deferred compensation in the year in which the amounts were deferred, (b) the limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code did not apply to the calculation and amount of such benefit, (c) Executive had remained in the employ of the Company and received credited service until March 31, 2005, and (d) Executive had received earnings from the Company from the date of termination of employment until March 31, 2005 at an annual rate equal to the Annual Compensation of Executive as defined in Section 4.1(d) above, and (ii) the sum of the retirement benefits that Executive actually receives under the Retirement Program and under the Supplemental Retirement Program.

            5.5 Reduced Enhanced Supplemental Retirement Benefit at Early Retirement. If Executive's continuous employment with the Company terminates at any time on or after March 10, 1996 but before March 10, 2001, then the Company shall pay Executive that percentage of the Enhanced Supplemental Retirement Benefit reflected in the following schedule:

                                                         Percentage of
                                                    Enhanced Supplemental
            Retirement Date                           Retirement Benefit
            ---------------                           ------------------

      March 10, 1996 - March 9, 1997                         80%
      March 10, 1997 - March 9, 1998                         84%
      March 10, 1998 - March 9, 1999                         88%
      March 10, 1999 - March 9, 2000                         92%
      March 10, 2000 - March 9, 2001                         96%
      March 10, 2001 - or thereafter                        100%

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            5.6 Calculation and Payment of Enhanced Supplemental Retirement
Benefits. The enhanced supplemental retirement benefits payable to Executive pursuant to Sections 5.4 and 5.5 of this Agreement shall be calculated and paid to Executive at the same time and in the same manner that benefits are calculated and paid to Executive under the Supplemental Retirement Program.

            5.7 Other Retirement Benefits. If Executive retires from the Company, then irrespective of when such retirement occurs, Executive shall be entitled to all retirement benefits that are made generally available to retired executive officers of the Company, including health care coverage and group term life insurance benefits.


                                    ARTICLE 6
                                WELFARE BENEFITS

            6.1 As used in this Agreement, "Welfare Plan" means any health plan, dental plan, disability plan, survivor income plan, life insurance plan or other welfare benefit plan as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, currently or hereafter made available by the Company in which the Executive is eligible to participate.

            6.2 If Executive's employment is terminated by the Company, then the Company will, subject to the provisions of Section 6.3, continue the coverage of Executive and his dependents under all Welfare Plans in which they participated immediately before the termination of Executive's employment for a period of three years following the termination of Executive's employment.

            6.3 Notwithstanding Section 6.2, (i) if the Company amends or terminates any Welfare Plan in which Executive is participating in a manner that is generally applicable to all executives of the Company, then such amendment or termination shall also be applicable to Executive, (ii) Executive shall continue to contribute to the cost of the Welfare Plans on substantially the same basis as he did before the termination of his employment, (iii) if Executive's continued participation in any Welfare Plan is not possible because of the terms of the plan or any provision of law, then the Company will at its expense provide Executive with an alternative benefit of substantially equal value and utility through cash payments, an alternative insurance arrangement, or otherwise, and (iv) the obligation of the Company to continue Executive's coverage under any Welfare Plan shall cease if Executive becomes covered under a welfare plan sponsored by a subsequent employer that provides substantially equal or greater benefits.

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            6.4 If Executive's employment is terminated by the Company, then in lieu of the welfare benefits provided for in Section 6.2, Executive may, at his option, elect to receive a lump sum amount in cash such that, after Executive pays any taxes on such lump sum amount, Executive will retain on an after-tax basis an amount equal to the present value of such benefits. Any such election must be made by Executive by written notice provided to the Company within 60 days after the date on which Executive's employment is terminated. Present value shall be determined using a discount rate equal to the Federal mid-term rate under Section 1274(d) of the Code.

                                    ARTICLE 7
                       ADDITIONAL PAYMENT FOR EXCISE TAXES

            7.1 If Executive receives any amount from the Company, pursuant to this Agreement or otherwise, that is determined to be an "excess parachute payment" subject to the excise tax imposed by ss. 4999 of the Internal Revenue Code, then the Company will pay to Executive an additional amount (herein referred to as a "Gross-Up Payment") such that, after Executive has paid all federal and state income and excise taxes imposed on such excess parachute payment and on such Gross-Up Payment, Executive will retain an after-tax amount equal to the amount that Executive would have retained if such excise tax had not been imposed.
            7.2 When Executive's employment with the Company terminates, the amount of any Gross-Up Payment that the Company is required to pay under Section
7.1 shall be determined by the independent certified public accounting firm then regularly employed by the Company. Within 15 business days following the termination of Executive's employment, or earlier if requested by the Company, the accounting firm shall deliver to the Company and Executive a report calculating in reasonable detail the amount of any Gross-Up Payment required by
Section 7.1. The amount of the required Gross-Up payment as so determined by the accounting firm shall be binding on the Company and Executive, and within 10 business days following receipt of the report from the accounting firm, the Company will pay the required Gross-Up Payment to Executive. If the accounting firm determines that no Gross-Up Payment is required because no excise tax is payable by Executive, it shall furnish Executive a written opinion to that effect. All fees and expenses of the accounting firm shall be paid by the Company.

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            7.3 Because of uncertainties in the application of ss. 4999 of the
Internal Revenue Code, it is possible that the amount of the Gross-Up Payment as initially determined by the accounting firm pursuant to Section 7.2 may be inadequate to comply with the requirements of Section 7.1. If at any time Executive is required to pay any additional excise tax not covered by the initial Gross-Up Payment, then the Company will immediately pay to Executive an additional Gross-Up Payment so that the requirements of Section 7.1 are complied with.
                                    ARTICLE 8
                                  MISCELLANEOUS

            8.1 Termination of Prior Agreements. This Agreement supersedes all prior agreements respecting the subject matter of Executive's employment, written or oral; provided, however, that nothing herein shall affect the Salary Deferral Agreement between the Company and Executive dated December 13, 1989.

            8.2 Legal Fees. If any dispute arises in connection with this Agreement or the enforcement or interpretation of Executive's rights under this Agreement, the Company shall pay all reasonable legal fees and expenses incurred by Executive in connection with such dispute, irrespective of the outcome of such dispute.

            8.3 Rights Not Exclusive. Executive's rights under this Agreement are not exclusive, and, except as provided in Section 8.1, nothing in this Agreement shall limit any rights that Executive may have under any other plan, contract, arrangement, custom, policy, practice or program of the Company.

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            8.4 Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or mailed, registered or certified mail, as follows:

                  (a)   If to the Company, to:

                        Chairman of the Executive Committee
                        Trigon Insurance Company
                        2015 Staples Mill Road
                        Post Office Box 27401
                        Richmond, Virginia  23279

                  (b) If to Executive, to his last address shown on the records of the Company.

            8.5 Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, and successors, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale, or otherwise, but neither this Agreement nor any right hereunder may be otherwise assigned or transferred by either party hereto.
            8.6 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Virginia.
            8.7 Amendment. This Agreement may be amended only by a written instrument signed by the parties hereto.


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            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.
                                    TRIGON INSURANCE COMPANY



                                    By:   ______________________________
                                          Jackie M. Ward, Chairperson
                                          Human Resources, Compensation
                                          and Employee Benefits Committee



                                          ______________________________
                                          Norwood H. Davis, Jr.